Exhibit 99.1

March 7, 2023

Liberty Media Corporation Proposes Private Offering of Convertible Senior Notes

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) announced today that it intends to offer $500 million aggregate principal amount of convertible senior notes (the “Notes”) in a private offering. Liberty also expects to grant the initial purchasers of the Notes an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $75 million principal amount of Notes.

The Notes will be convertible into shares of Liberty’s Series A Liberty SiriusXM common stock (“LSXMA”), which may be settled at Liberty’s election in LSXMA, cash or a combination thereof. The Notes, as well as the associated cash proceeds, will be attributed to the Liberty SiriusXM Group.

The Notes will be senior, unsecured obligations of Liberty, and interest will be payable semi-annually in arrears. The interest rate, initial conversion rate and other terms of the Notes will be determined at the time of pricing of the offering.

Liberty expects to use the net proceeds of the offering, together with cash on hand and borrowings under Liberty Siri MarginCo, LLC’s margin loan that are in each case attributed to the Liberty SiriusXM Group, to make repurchases of Liberty’s existing 1.375% cash convertible notes due 2023 (the “1.375% Cash Convertible Notes”) pursuant to individually privately negotiated transactions (the cost of which is expected to be partially offset by the proceeds from the proportional termination and unwinding of the related bond hedges and warrants that Liberty entered into in connection with the issuance of such notes), to settle exchanges or repurchases of, or to redeem, Liberty’s existing 2.125% exchangeable senior debentures due 2048 (the “2.125% Exchangeable Senior Debentures”) in accordance with the terms of the indenture governing such debentures, and for general corporate purposes.

Liberty expects that the number of shares of LSXMA into which the Notes would be convertible will be less than the number of shares of LSXMA underlying the outstanding 1.375% Cash Convertible Notes, based on the last reported sale price of $31.44 per share of LSXMA on the Nasdaq Global Select Market on March 6, 2023 and an aggregate principal amount of the Notes of $575 million (assuming the initial purchasers exercise their option to purchase additional Notes described above).

In connection with the offer and sale of the Notes and any repurchases of the 1.375% Cash Convertible Notes due 2023, Liberty expects to proportionally terminate and unwind the related bond hedges and warrants. In connection with such termination and unwind and any repurchases of the 1.375% Cash Convertible Notes due 2023, Liberty expects certain financial intermediaries may enter into various derivative and other transactions with respect to the shares of LSXMA, FWONA and BATRA underlying such notes and related bond hedge and warrant transactions concurrently with, or shortly after, the pricing of the Notes. In addition, in connection with the settlement from time to time of certain of such derivative transactions, Liberty expects that the financial intermediaries may purchase shares of LSXMA, FWONA and BATRA subsequent to the issuance of the Notes. The net effect of these activities could cause an increase (or reduce the size of any decrease) in the market price of LSXMA (and of FWONA and BATRA) at the time of the pricing of the Notes and at such subsequent times, which may affect the trading price of the Notes.

The Notes (and any shares of LSXMA issuable on conversion of the Notes) will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities nor shall there be any sale of any of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the intended launch of a private offering of Notes, the size of the offering, the number of shares into which the Notes would be convertible, the use of proceeds therefrom, expected repurchases, exchanges or redemptions of existing indebtedness and the sources of funds therefor and expected derivative transactions (and the impact such transactions may have on the trading prices of LSXMA, FWONA and BATRA). All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including its most recent Annual Report on Form 10-K, for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and other minority investments.

Liberty Media Corporation

Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation